                                                                  Exhibit (d.10)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                       GOLDMAN SACHS ASSET MANAGEMENT L.P.

     AMENDMENT made as of this 24 day of June, 2003, to the Investment Subadvisory Agreement dated as of November 19, 2001 and amended May 1, 2003 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman, Sachs & Co. ("GSAM"), a partnership organized and existing under the laws of the State of New York whose obligations under the Agreement were subsequently assumed by Goldman Sachs Asset Management, L.P., a wholly-owned subsidiary of the Goldman Sachs Group, Inc., in an Assumption Agreement dated March 28, 2003. In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

     Replace the first sentence of Paragraph 6 of the Agreement with the following:

          NON-EXCLUSIVITY. The services of the Subadviser to the Portfolio[s] and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided however, that the Subadviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolio[s], except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Investment Company Act of 1940, as amended.

     This Amendment shall become effective as of the date first written above.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


                                        ING LIFE INSURANCE AND ANNUITY
Attest:                                 COMPANY


/s/ Jane A. Boyle                       By:     /s/ Laurie M. Tillinghast
------------------------------------            --------------------------------
Jane A Boyle                                    Laurie M. Tillinghast
Assistant Secretary                     Title:  Vice President


Attest:                                 GOLDMAN SACHS ASSET MANAGEMENT, L.P.


/s/ Peter Bonanno                       By:     /s/ James McNamara
------------------------------------            --------------------------------
                                                James McNamara
                                        Title:  Managing Director